Exhibit 5.1

May 18, 2011

Enterprise Financial Services Corp
150 North Meramec Avenue
Suite 300
Clayton, MO 63105

Ladies and Gentlemen:

We have acted as general counsel to Enterprise Financial Service Corp, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-160032) (the “Registration Statement”) which became effective on July 1, 2009 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the related base prospectus (the “Prospectus”) included therein. Pursuant to a prospectus supplement (the “Prospectus Supplement”) filed May 18, 2011 and in accordance with the underwriting agreement (the “Underwriting Agreement”), dated May 18, 2011, by and between the Company and Keefe, Bruyette & Woods, Inc. (the “Underwriter”), the Company is specifying for offering and take-down up to 2,743,900 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share.

All capitalized terms which are defined in the Registration Statement shall have the same meanings when used herein, unless otherwise specified herein.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (1) the Certificate of Incorporation of the Company and all amendments thereto, including any certificate(s) of designation authorizing and establishing the terms of any series of preferred stock; (2) the Amended and Restated Bylaws of the Company; (3) the Registration Statements; (4) records of the proceedings taken by the Company to authorize the issuance and sale of the Shares; (5) the Prospectus; (6) the Prospectus Supplement; and (7) the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed (i) the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies, (ii) that the Underwriting Agreement constitutes a legal, valid and binding obligation of the Underwriter, enforceable against the Underwriter in accordance with its terms, and (iii) except with respect to the Company, the due completion, authorization, execution and delivery of all documents and instruments examined by us and the consideration recited therein. When relevant facts were not independently established, we have relied, without independent investigation, as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Enterprise Financial Services Corp
May 18, 2011

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized and, following the issuance and delivery of the Shares against payment of consideration therefor in accordance with the terms of the Prospectus and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Underwriting Agreement and the Shares to be purchased thereunder (the “Form 8-K”), which is filed in connection with the Registration Statement and incorporated therein by reference.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

GREENSFELDER, HEMKER & GALE, P.C.

By:	/s/ Greensfelder, Hemker & Gale, P.C.
Greensfelder, Hemker & Gale, P.C.